EXHIBIT 99.1

Company Contact:

Steven M. Klein

Chief Operating & Financial Officer

Tel: (732) 499-7200 ext. 2510

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. COMPLETES ACQUISTION OF

FLATBUSH FEDERAL BANCORP, INC.

AVENEL, NEW JERSEY, NOVEMBER 2, 2012.…NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, today announced that it has completed its acquisition of Flatbush Federal Bancorp, Inc. (OTCBB:FLTB), the parent company of Flatbush Federal Savings & Loan Association. Stockholders of Flatbush Federal Bancorp are entitled to receive 0.4748 shares of Northfield Bancorp common stock for each share of Flatbush Federal Bancorp common stock that they owned as of the close of business November 2, 2012.

John W. Alexander, Chairman and Chief Executive Officer of Northfield Bancorp said, “We are excited to announce the completion of the acquisition of Flatbush Federal Bancorp. Flatbush’s staff has joined the Northfield family, and we welcome our new stockholders. We now have nine branch offices in Brooklyn, and we look forward to offering our products and services to our new customers.”

Stockholders of Flatbush Federal Bancorp who hold their shares in brokerage accounts will automatically receive Northfield Bancorp common stock, subject to the exchange ratio, for their Flatbush Federal Bancorp common stock. Stockholders in possession of Flatbush Federal Bancorp common stock certificates will receive instructions, by mail, on how to exchange those shares for Northfield Bancorp common stock.

About Northfield Bancorp, Inc.

Northfield Bancorp, Inc. is the holding company for Northfield Bank, founded in 1887, and with the acquisition of Flatbush Federal Bancorp operates 29 full service banking offices in Staten Island and Brooklyn, New York, and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.